Exhibit 99.2

Red Violet, Inc. (NASDAQ: RDVT)

Fourth Quarter 2024 Earnings Results Conference Call

Company Participants:

Camilo Ramirez, Senior Vice President, Finance and Investor Relations

Derek Dubner, Chairman and Chief Executive Officer

Dan MacLachlan, Chief Financial Officer

Operator:

Good day ladies and gentlemen, and welcome to red violet’s fourth quarter and full year 2024 earnings conference call. At this time, all participants are in a listen only mode. Later we will conduct a question and answer session and instructions will follow at that time.

As a reminder this call is being recorded.

I would now like to introduce your host for today’s conference Camilo Ramirez, Senior Vice President, Finance and Investor Relations. Please go ahead.

Camilo Ramirez:

Good afternoon and welcome. Thank you for joining us today to discuss our fourth quarter and full year 2024 financial results.

With me today is Derek Dubner, our Chairman and Chief Executive Officer, and Dan MacLachlan, our Chief Financial Officer. Our call today will begin with comments from Derek and Dan, followed by a question and answer session.

I would like to remind you that this call is being webcast live and recorded. A replay of the event will be available following the call on our website. To access the webcast, please visit our Investors page on our website www.redviolet.com.

Before we begin, I would like to advise listeners that certain information discussed by management during this conference call are forward-looking statements covered under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business. The company undertakes no obligation to update the information provided on this call. For a discussion of risks and uncertainties associated with red violet’s business, I encourage you to review the company’s filings with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K and the subsequent 10-Qs.

During the call, we may present certain non-GAAP financial information relating to adjusted gross profit, adjusted gross margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, and free cash flow. Reconciliations of these non-GAAP financial measures to their most directly comparable US GAAP financial measure are provided in the earnings press release issued earlier today. In addition, certain supplemental metrics that are not necessarily derived from any underlying financial statement amounts may be discussed and these metrics and their definitions can also be found in the earnings press release issued earlier today.

With that, I am pleased to introduce red violet’s Chairman and Chief Executive Officer, Derek Dubner.

Derek Dubner

Thanks Camilo. Good afternoon to those joining us today as we discuss our fourth quarter and full year 2024 results. First, I will go over our results at a high level as I always do. In addition, this is an opportune time to provide a bit of insight into our core guiding principles and strategic initiatives that will lead us in 2025 and beyond. We are pleased to announce record results for the fourth quarter and full year 2024. It was a year of significant accomplishments, setting revenue records for each quarter throughout 2024, and, of particular mention, our record fourth quarter of 30% revenue growth bucked the fourth quarter seasonality that we traditionally experience. Our success is attributable in part to the continued penetration of our markets, investments in our marketing plan, the expansion of our go-to-market capabilities, and our move up market in our customer base. These continued investments drove the acceleration of our business in 2024, with 25% yearly revenue growth while achieving 81% adjusted gross margins and a 31% adjusted EBITDA margin in 2024. Thank you to the red violet team for their hard work and dedication in accomplishing our objectives.

Now, let’s briefly run through the numbers. Revenue for the quarter was up 30% to a record $19.6 million, producing a record adjusted gross profit of $16.1 million and adjusted gross margin of 82%. Adjusted EBITDA for the quarter was up 68% to $4.5 million, producing an adjusted EBITDA margin of 23%, up 5-percentage points. Adjusted net income increased 390% to $1.3 million for the quarter, resulting in adjusted earnings of 9 cents per diluted share. Cash and cash equivalents were $36.5 million at December 31, 2024.

Our IDI billable customer base grew by 183 customers sequentially from the third quarter, ending the fourth quarter at 8,926 customers. FOREWARN added over 18,000 users during the fourth quarter, ending the quarter at 303,418 users. Over 525 Realtor® Associations are now contracted to use FOREWARN.

For the year, revenue increased 25% to $75.2 million, producing adjusted gross profit of $61.2 million and adjusted EBITDA of $23.6 million. Adjusted EBITDA margin was 31% for the year. We saw strong customer onboarding throughout the year, with continued growth in the onboarding of higher-tier customers, with 96 customers contributing over $100,000 of revenue in 2024 compared to 72 customers in 2023. We generated $14.4 million in free cash flow in 2024, compared to generating $5.9 million in 2023.

Staying true to our mission, our solutions contribute to a safer world. For instance, law enforcement officers utilize our tools to locate missing children and apprehend suspects, while real estate professionals employ FOREWARN to assess potential risks before meeting prospective clients face-to-face, enhancing their personal safety. Our solutions not only facilitate commerce but also prevent fraud and abuse, reducing costs that would otherwise burden consumers. From conducting millions of identity verifications for new account openings, online purchases, and app logins, to enabling underbanked consumers to access essential services, our customers depend on us for seamless, high-confidence interactions.

We take pride in our mission and the positive impact our solutions have on society at large.

As we transition into a new year, it's an opportune moment to revisit and refine our core guiding principles and key initiatives that will continue to propel our accelerated growth:

First, always be customer-centric. Our unwavering focus on customers drives us to listen intently and consistently deliver extraordinary value. The market increasingly acknowledges what we've always believed: our technology platform offers superior solutions with unique capabilities that surpass even larger competitors. Our clients operate with confidence, empowered by the most innovative tools enhancing their workflows.

Second, we are committed to expanding the competitive edge of our leading CORE platform. While major competitors invest heavily to transition to cloud-based systems, our platform was architected natively in the cloud. This foundational advantage grants us unrivaled scalability, agility, and the ability to innovate rapidly.

Third, we will continue to enhance the breadth and depth of our data assets. Recognizing that data is the backbone of the digital realm, we've developed the leading core consumer identity graph, which allows various industries to integrate through diverse data points, addressing their unique challenges. The more data our engine assimilates, the broader the spectrum of applications we can support.

Fourth, we will expand our owned data assets. Leveraging artificial intelligence and advanced analytics, we uncover connections between disparate data points, identifying and evaluating numerous risk signals to inform our systems. Augmenting our proprietary data assets will further fuel our CORE platform, refine linkages, enhance signal detection and analysis, and bolster our already robust margins.

Fifth, we will boost productivity through automation. Our team exemplifies exceptional productivity. By increasing automation in select internal processes, particularly through AI integration, we aim to amplify efficiency over time, facilitating our expansion efforts.

Sixth, we will continue investment in our AI initiatives. Building upon our discussions from last year, we continue to channel resources into AI-driven projects. Our team, rich in deep learning expertise, focuses on analyzing extensive data to extract events, relationships, and assets, training transformer models to detect fraud indicators, utilizing large language models with natural language processing to provide novel ways of interacting with our solutions, and equipping various industries with deep learning models to make informed decisions through our identity graph.

Lastly, our founding mantra remains steadfast: we relentlessly push the boundaries of innovation, operating with a perpetual sense of urgency.

As we embark on 2025, these guiding principles and initiatives will steer our journey, ensuring we deliver exceptional value to our customers and stakeholders.

With that, I turn it over to Dan to discuss the financials.

Dan MacLachlan

Thank you, Derek, and good afternoon. At the end of 2023, we spoke about leaning in—accelerating revenue growth in 2024 without sacrificing profitability. That’s exactly what we delivered. 2024 was another outstanding year for red violet, setting new annual records across nearly every key financial metric. Even more impressively, we achieved record revenue sequentially in every quarter, including the fourth quarter we announced today, all while continuing to drive increasing profitability and cash flow. This success is a direct result of our team’s relentless execution and our ability to consistently deliver value to our customers.

As we scaled our go-to-market capabilities, 2024 was about leveraging our industry-leading technology platform and superior solutions to deepen our impact in the markets we serve. We executed on this strategy exceptionally well, as evidenced by the growing adoption of our platform across industries. With nearly 9,000 customers on IDI, over 300,000 users on FOREWARN, and a sales pipeline stronger than ever in our history, we are well-positioned to sustain this momentum well into the future.

Turning now to our fourth quarter results, for clarity, all the comparisons I will discuss today will be against the fourth quarter of 2023, unless noted otherwise.

Total revenue was a record $19.6 million, a 30% increase over prior year. We produced a record $16.1 million in adjusted gross profit, resulting in a margin of 82% in the fourth quarter, up 4-percentage points. Adjusted EBITDA for the quarter was $4.5 million, up 68% over prior year. Adjusted EBITDA margin was 23%, up 5-percentage points. Adjusted net income increased 390% to $1.3 million for the quarter, resulting in adjusted earnings of 9 cents per diluted share.

Moving through the details of our P&L, as mentioned, revenue was $19.6 million for the fourth quarter. I would highlight this record revenue quarter marks a significant achievement as we defied the historic seasonality we typically experience during the quarter.

Within IDI, we experienced growth across every vertical. Leading the way, our Financial and Corporate Risk vertical saw the most growth as adoption of our identity solutions—including verification, fraud mitigation, and background screening support—continued to accelerate. Our Emerging Markets vertical remained strong, with Government, Legal, Retail, Healthcare, and Repossession industries all delivering solid double-digit revenue growth.

Our Investigative vertical also posted strong double-digit revenue growth, driven by Law Enforcement, which achieved its twelfth consecutive quarter of sequential revenue growth. The Collections vertical continued its upward trajectory with its fourth consecutive quarter of double-digit revenue growth. Given the current economic environment, evolving regulatory landscape, and the ongoing recovery in the Collections industry, we expect this vertical to be a meaningful contributor to our growth in 2025. IDI’s Real Estate vertical, which excludes FOREWARN, returned to growth with single-digit revenue expansion in the fourth quarter—its first positive quarter in over a year.

Meanwhile, FOREWARN continued its impressive performance, delivering another quarter of double-digit revenue growth—marking its nineteenth consecutive quarter of sequential growth.

Our contractual revenue was 77% for the quarter, down 5-percentage points from prior year. Our gross revenue retention percentage was 96%, up 4-percentage points.

Moving back to the P&L, our cost of revenue (exclusive of depreciation and amortization) increased $0.2 million or 4% to $3.5 million. Adjusted gross profit increased 37% to $16.1 million, producing an adjusted gross margin of 82%, a 4-percentage point increase over prior year.

Sales and marketing expenses increased $1.4 million or 40% to $4.9 million for the quarter. The increase was due primarily to an increase in personnel-related expenses.

General and administrative expenses increased $1.4 million or 21% to $8.3 million for the quarter. This increase was due primarily to an increase in personnel-related expenses.

Depreciation and amortization increased $0.3 million or 12% to $2.5 million for the quarter.

Our net income for the quarter was $0.9 million, which produced earnings of 6 cents per diluted share, compared to a net loss of $1.1 million in prior year.

Adjusted net income for the quarter increased $1.1 million or 390% to $1.3 million, which produced adjusted earnings of 9 cents per diluted share.

Moving on to the balance sheet. Cash and cash equivalents were $36.5 million at December 31, 2024, compared to $32.0 million at December 31, 2023. Current assets were $46.2 million compared to $40.3 million and current liabilities were $10.3 million compared to $4.9 million.

We generated $6.7 million in cash from operating activities in the fourth quarter, compared to generating $4.2 million for the same period in 2023.

We generated $4.4 million in free cash flow in the fourth quarter, compared to generating $2.1 million in the same period 2023.

We did not purchase any shares of Company stock in the fourth quarter under our stock repurchase program. In 2024, we purchased a total of 292,744 shares at an average price of $19.81 per share. We have $4.6 million remaining under our stock repurchase program.

On December 3, 2024, we announced a special cash dividend on our common stock of 30 cents per share to shareholders of record as of the close of business on January 31, 2025. This dividend totaled $4.2 million and was paid out on February 14, 2025.

In closing, 2024 was an outstanding year for red violet. We accelerated revenue growth, ending the year with 25% growth and delivering four consecutive quarters of record revenue. We expanded our adjusted gross margin to 81% and our adjusted EBITDA margin to 31%. We increased our adjusted earnings per share by 44% to 82 cents per share. Additionally, we grew free cash flow by 143% to $14.4 million. We are incredibly proud of what our team accomplished in 2024, and with 2025 already off to a strong start, we are excited to build on this momentum and drive continued success in the year ahead.

With that, our operator will now open the line for Q&A?

Q&A

Operator

(Operator Instructions) Our first question comes from Josh Nichols at B. Riley.

Josh Nichols

Thanks for taking my question and great to see the record revenue despite typical seasonal headwinds there. When looking at some of the data, clearly, you're ramping up on some of the higher-tier customers that you kind of alluded to on the call. We've seen a healthy ramp there. Curious what you're seeing in terms of how you can build on that momentum in 2025 to maintain this elevated level of top line growth that you were able to sustain in 2024?

Derek Dubner

Thanks, Josh. This is Derek. Good to talk again. Josh, we're very pleased with our results here for the last four to six quarters where we've definitely seen an acceleration in our business.

As I mentioned on the call, that's a culmination of multiple factors in that we've been investing in the business for quite a while in certain key strategic areas, as we sort of transition from the early days of our development, small- and medium-sized businesses to larger enterprise.

The brand awareness is stronger. The sales pipeline is stronger as volumes increase at some of the large identity orchestration platforms and some of the large end user customers, we're seeing those volume increases.

So for us, it's you kind of know us by now.

It's just one foot in front of the other.

We are going to continue to operate essentially the same as how we've been operating with a focus and a view toward accomplishing our goals, and we expect the momentum we have today.

We expect internally for that to carry, we're operating with that mindset and the climate is good, and we're seeing that flow through, and as Dan mentioned, across the verticals, and we're very excited about new products and new functionality we're working on. And we believe that's going to transform how we've been operating into even greater momentum.

Josh Nichols

Thanks for that. How would you kind of split things up? Clearly, there's a lot of opportunity to expand within the existing customer base. You've been doing a good job of that, but you're also clearly adding new customers.

How would you think about those two opportunities in '25 and where you see the most opportunities? Is that with new customers or within the existing base considering you already serve a very large number of big players.

Daniel MacLachlan

Thanks, Josh. And this is Dan.

I appreciate the question.

So historically, even with what I would consider a small and medium-sized business base of customers, we've done a really good job of being able to extract volume and additional usage and capabilities out of that customer base.

Now what we're seeing as we've moved up tier; we're seeing a lot more opportunity to expand in the current relationships, which is very exciting for us, right, because you have an opportunity to land and expand not only in the current volume of a use case, but also in additional use cases within the organization.

So I think when we look at 2025, we still have a lot to go get from new customer perspective.

But what is great is that we have, I think, a bigger opportunity to extract more volume, more revenue out of our existing customer base.

So that really gives us a lot of confidence to be able to even though we're at a much bigger base of revenue today to continue to see this momentum that we've seen over the past year of this 20-plus percent growth.

Josh Nichols

I appreciate the context there. And I know '24, you invested a bit more sales and marketing professionals while still expanding the EBITDA margins.

I'm just curious, are some of those additions that you made now generating like a healthy ROI? And does the company expect to continue expanding in terms of sales and marketing investments significantly in '25 for headcount and things like that?

Daniel MacLachlan

Yes.

I think what you'll see in '25 is a rather consistent year with what you've seen in '24 in regards to where we're going to be investing, right? We're going to continue to invest in our go-to-market both in new sales leaders, account managers, account executives and then strategic sellers.

We're also going to continue to invest in product development and our infrastructure team.

So I think '25 will kind of be consistent from a team member addition perspective. And what we're seeing now with some of those, what I would say, to midyear hires, and earlier in '24, we're really now starting to see ROI from those strategic sellers and those account executives.

Some of the late year hires, I would still expect a few more months of just kind of getting acclimated creating their book, building their pipeline, starting to convert that pipeline.

But yes, we're definitely seeing ROI and it's proving out in the numbers from those hires that we've made in 2024. And our expectation is you'll see a kind of a consistent ramp in 2025.

Josh Nichols

And last question for me. You touched on it, but I'd like to dive a little bit more.

If you could provide some additional detail about some of the new products that you guys are working on? And timing in terms of potential launches and how that could benefit the company overall, that would be great.

Derek Dubner

Sure.

So, we iterate regularly on expanding functionality and ways of interacting with our solutions to solve for various industry use cases.

For example, which we may have talked about in the last 12 to 18 months, we have expanded the capabilities of our app used by law enforcement, our mobile app, which is differentiated against competition and found to be very useful by law enforcement.

We've also had certain search capabilities we've released, geospatial search along the lines of criminal and vehicle and other ways of interacting with our solutions.

We have more of those that we're working on. We're working on account monitoring. We're working on Know Your Business (KYB). We're working on a number of different capabilities to expand FOREWARN into various areas.

And I know it's topic du jour, but all of that really with the overarching theme of AI and how do we better extract knowledge from data, how do we go out there in an unsupervised fashion and find new data and really in almost immediate fashion and extract the patterns, the anomalies, the risk signals that we see across data, which inform all of our customers.

So that's a continuing path, and sort of longer term along those lines, which we've already talked about and which I did mention in this call, we're just extremely excited about the AI initiatives around the abilities to interact with our solutions with natural language processing and large language models where really it's just going to open up the floodgates of the ways that our customers can ingest data and get real knowledge, real actionable intelligence out of the data.

So that gives you sort of a high level of where we're going.

Josh Nichols

Appreciate it, I'll hop back in the queue.

Daniel MacLachlan

Thanks, Josh.

Derek Dubner

Thank you, Josh.

Operator

Our next question comes from Shawn Boyd at Next Mark Capital.

Shawn Boyd

Thanks. Can you hear me okay?

Derek Dubner

Yes. We can. Hi Shawn.

Shawn Boyd

Congrats on the quarter and the outlook. Just a couple of quick ones here.

On the different markets, you kind of touched on strength across several markets. You talked about investigative, you talked about financial and corporate risk.

But could you help us -- can you frame that out a little bit more maybe help us as to sort of how big, in just very rough numbers.

What are the biggest markets, how big are they in sort of percentage of revenues and who are you looking to kind of the most as we go into '25 here?

Daniel MacLachlan

This is Dan, and thanks for the question.

I'll kind of highlight some of that.

I mean we don't publicly disclose kind of the breakdown of the vertical in regards to revenue concentration.

But what we have said across those five key verticals, which we highlight as financial and corporate risk is one, collections as another, real estate as the third, investigative and the fifth, what we call emerging markets. Revenue is pretty consistent across those five verticals.

So on the largest vertical, a few points to the high side and the smallest vertical, a few points to the low side. Those markets today, we're just in early innings. To give you an idea, just about 9,000 customers on the IDI platform.

We know the competition out there has hundreds of thousands of customers.

So we have plenty of go get.

And then when we talk about expansion and where we're winning, financial and corporate risk, we highlighted, that's a great vertical for us. Huge opportunity to continue to move not only in our current customer base, but to move up tier. And as I said, we're just getting started.

Collections as a vertical has been pretty soft, candidly for the last several years just because of COVID and the aftermath and government that came in and the moratoria.

But what we've seen over the last four quarters is a reversion in that market to seeing some nice growth metrics.

For what we thought a couple of quarters ago, maybe anecdotal, we're seeing is consistency. And there's plenty of growth and go get there.

So that really excites us, FOREWARN and real estate as a whole, we continue to see great traction there.

We think that's a very large and evolving market. And we also think there's plenty of opportunity to take that FOREWARN brand itself into different verticals with that simple end user face-to-face kind of safety tool. And so we're looking to expand that out.

And investigative for us, we've made great headway in regards to law enforcement. There's over, call it, 15,000 agencies throughout the U.S. plus and we're only getting started.

So we're in the early innings there and just see incredible opportunity.

We're seeing wins against the competition regularly as we're closing contracts, contracts that have been ingrained with the competition for years.

We've gone in, we've tested, we've won. And so that is just great feedback and great momentum that we're seeing there.

And for us, emerging markets is made up of a number of key verticals for us, probably the biggest which is government, where today, it's only a very small percentage of our revenue, but ultimately three, five years from now it could be its own vertical because the size there is enormous, and we know the competitors have hundreds and hundreds of millions of dollars of revenue coming through that vertical.

So we're in the early innings on all five of those key areas, and we're just excited about where we can go from here.

Shawn Boyd

Fantastic. And then thinking about the margins for a second.

I believe in the past, you talked about at $100 million in revenues maybe EBITDA margins around 40%. Here we are, $75 million in revenue and already at a 31% EBITDA margin.

So two questions.

Is that 40% bogey still the kind of thing to think about and also more just kind of nearer term as we think about the coming year, we added, what, like 400 basis points the year from 27% last year.

Is that kind of the pace that we should be thinking about?

Daniel MacLachlan

Yes. I'll take both of those. And I think, yes, I think that 40% margin from an adjusted EBITDA perspective at $100 million in revenue. That is the bogey. That is kind of what the goal and where we're driving to.

And obviously you can see that with some of the run rate revenue quarters we put up, 36% adjusted EBITDA margin. And so you can kind of see that come into perspective. And for us, that's where we feel we can continue to extract profitability as we grow the revenue. When we look at 2025, we've talked about a number of areas in which we're going to continue to invest to drive ultimate strategic kind of tactical sales areas, whether it's government, whether it's background screening support, whether it's broader identity and financial and corporate risk, so when we think about EBITDA margin we know that every incremental dollar that we drive in the business is 100% contribution margin.

But from an investment standpoint, for us, 2025, we're going to keep EBITDA margins probably consistent with what you saw in 2024.

For the year, we ended up just over 30%. And so the expectation is for 2025 with the continued investment to drive both '25, '26 and '27 revenue, you would see EBITDA margins consistent with that number.

Shawn Boyd

Helpful color, thanks gentlemen.

Operator

I'm showing no further questions at this time.

I would now like to turn it back to Derek for closing remarks.

Derek Dubner

Thank you. We're pleased to report a record fourth quarter and year for red violet. We are extremely well positioned and excited for 2025 and beyond. Good afternoon.

Operator

Thank you for your participation in today's conference. This does conclude the program. You may now disconnect.